Exhibit 99.1


         FNB Corp. Announces Increased Fourth Quarter, Annual Earnings


     ASHEBORO, N.C.--(BUSINESS WIRE)--Jan. 25, 2006--FNB Corp. (NASDAQ:FNBN), the holding company for First National Bank and Trust Company, Alamance Bank and Dover Mortgage Company, today announced its financial results for the fourth quarter of 2005. Net income for the fourth quarter increased to $2.800 Million, or $.45 per diluted share, from $2.246 Million, or $.39 per diluted share, in the same period of 2004, the gains in net income and earnings per share being 24.7% and 15.4%, respectively. For the year ending December 31, 2005, net income was $9.937 Million, or $1.69 per diluted share, compared to $6.598 Million, or $1.13 per diluted share, in the same period last year, which represents increases of 50.6% for earnings and 49.6% for EPS.
     In addition to the impact of the merger that occurred in the fourth quarter of 2005, as discussed below, the year-to-year earnings comparison has been significantly affected by certain factors that negatively impacted earnings in 2004, including a special $2,780,000 provision for loan losses in the second quarter, which provision took into account, among other factors, loan charge-offs of $2,574,000 recorded in that quarter. Further, the required adoption in the 2004 second quarter of an SEC-mandated accounting change related to the mortgage banking industry resulted in a $356,000 reduction of Dover's income from mortgage loan sales.
     As of November 4, 2005, FNB Corp. completed its acquisition of United Financial, Inc., parent company of Alamance Bank. The merger was accounted for as a purchase business combination and, accordingly, there was no restatement of prior period financial information. Merger-related expenses did not significantly impact fourth quarter results, although additional operational expenses are expected to be incurred in the first quarter of 2006 with the finalization of systems conversions. "We are pleased to embark upon our new partnership with the customers, communities, employees and directors of United Financial and Alamance Bank," reported FNB Corp. Chairman, Michael C. Miller. "Merging our banks in early 2006 will make us more efficient by maximizing our synergy, resources and operational systems, and will strengthen community bank practices such as friendly service, local lending and contributions, employee volunteer programs and more."
     At December 31, 2005, total assets were $1,102,085,000 an increase of 27.7% from December 31, 2004, loans were $812,666,000 an increase of 22.3%, and deposits were $841,609,000 an increase of 27.6%. Return on average equity for 2005 was 11.25%, and return on average assets was 1.06%. Return on tangible equity and assets (calculated by deducting average goodwill and core deposit intangible from average equity and from average assets) amounted to 14.36% and 1.09%, respectively. For the 2005 fourth quarter, return on equity was 11.45% and return on assets was 1.07%, the returns on tangible equity and assets amounting to 15.87% and 1.10%, respectively.
     "We are pleased to report improved fourth quarter earnings," reported FNB Chairman Michael C. Miller. "The increase in net interest income was the main driver, with strong performance in both commercial and retail loan portfolios. A recovering regional economy positively impacted 2005 net interest income. Noninterest income continued its substantial contribution with growth in account activity service fees and the secondary mortgage business. We plan to continue expansion efforts at First National and at Dover, as both companies are seeking to grow their businesses organically," he added.
     Miller reported that First National recently opened its newest YESBank at New Garden Road and Bryan Boulevard in Greensboro, expanding the Experience Retail program that has worked well in its new offices in other markets. A de novo office located in Salisbury, planned to anchor the Class-A office development known as "The First National Center" at Statesville Boulevard and Jake Alexander Boulevard, is expected to be completed by the summer of 2006.
     Net interest income increased $6,331,000 during 2005 compared to 2004 due largely to short term rate increases by the Federal Reserve. The $2,154,000 increase in net interest income in comparing fourth quarter results reflects the benefit of the prime rate increases as well as a 21.6% rise in average earning assets. The net interest margin amounted to 4.16% on a taxable equivalent basis in 2005 compared to 3.89 % in the same period of 2004, the fourth quarter comparison being 4.20% for 2005 and 4.02% for 2004.
     Noninterest income in the 2005 fourth quarter increased $351,000 or 10.1% compared to the 2004 fourth quarter and increased $1,253 or 9.2% for the year 2005 compared to 2004. Gains in the level of income from fee and service charge income were supplemented by increased mortgage banking revenues and wealth management fees. Noninterest expense was $680,000 or 9.0% higher in the 2005 fourth quarter and $2,923,000 or 10.2% higher for the year 2005, reflecting general cost increases and increased employee performance bonus accruals.
     At December 31, 2005, the allowance for loan losses was $9,945,000, amounting to 1.25% of loans held for investment. The provision for loan losses recorded in 2005 amounted to $2,842,000 compared to $4,030,000 in 2004, with 2004 amounts reflecting a $2,780,000 provision recorded in the second quarter as discussed above. For the fourth quarter of 2005, the provision was $1,162,000, reflecting an increase based upon the United Financial acquisition and a desire to create a uniform allowance methodology. As of December 31, 2005, nonperforming loans were $6,046,000 in total compared to $5,227,000 at December 31, 2004. Nonaccrual loans and accruing loans past due 90 days or more amounted to $5,398,000 and $648,000, respectively at December 31, 2005 compared to $3,952,000 and $1,275,000 at December 31, 2004. There were no loans considered impaired as of December 31, 2005 and as of December 31, 2004.
     FNB announced in September its proposed acquisition of Integrity Financial Corporation, based in Hickory, NC. A registration statement has been filed with the SEC, and shareholder meetings for both FNB and Integrity are anticipated to occur on March, 2006 with the merger anticipated to close early in the 2006 second quarter.
     FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company, Alamance Bank and Dover Mortgage Company. First National Bank and Trust (www.MyYesBank.com) operates twenty one community offices in Archdale, Asheboro, Biscoe, China Grove, Ellerbe, Greensboro, Kannapolis, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Salisbury, Seagrove, Siler City, Southern Pines and Trinity. Alamance Bank operates three community offices in Burlington, Graham and Hillsborough. Dover Mortgage Company (www.dovermortgage.com) operates eight mortgage production offices in Charlotte, Carolina Beach, Goldsboro, Greenville, Lake Norman, Leland, Raleigh and Wilmington. Through its subsidiaries, FNB offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, trust and wealth management and internet banking services. Deposits are insured by the Federal Deposit Insurance Corporation.
     FNB Corp. stock is traded on the NASDAQ National Market System under the symbol "FNBN". Market makers are Scott & Stringfellow, Morgan Keegan & Company, Howe Barnes Investments, Smith Barney, FIG Partners, Ferris Baker Watts, Keefe, Bruyette & Woods, Sandler, O'Neil and Partners, Knight Securities, UBS Securities, Stern, Agee and Leach and Ryan, Beck & Company.

     This news release contains forward-looking statements, including estimates of future operating results and other forward-looking financial information for FNB, United and Integrity. These estimates constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve various risks and uncertainties. Actual results may differ materially due to such factors as: (1) expected cost savings from the mergers not materializing within the expected time frame; (2) revenues following the mergers not meeting expectations; (3) competitive pressures among financial institutions increasing significantly; (4) costs or difficulties related to the integration of the businesses of FNB, United and Integrity being greater than anticipated;
(5) general economic conditions being less favorable than anticipated; and (6) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged. FNB does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.
     FNB will file a registration statement with the Securities and Exchange Commission relating to the merger of FNB and Integrity. The registration statement will include a joint proxy statement/prospectus, which will serve as the proxy statement of FNB and Integrity relating to the solicitation of proxies for use at the meetings of their respective shareholders to approve the merger and the prospectus of FNB relating to the offer and distribution of FNB common stock in the merger. Investors are urged to read the proxy statement/prospectus and any other relevant documents to be filed with the Securities and Exchange Commission because they contain important information. Investors will be able to obtain these documents free of charge at the Commission's web site (www.sec.gov). In addition, documents filed with the Commission by FNB will be available free of charge from the Treasurer and Secretary, FNB Corp., 101 Sunset Avenue, Asheboro, North Carolina 27203.



                      FNB Corp. and Subsidiaries
                  CONSOLIDATED FINANCIAL INFORMATION
                 (In thousands except per share data)

                          Three Months Ended     Twelve Months Ended
                              December 31,           December 31,
                          ------------------     -------------------
                            2005      2004         2005       2004
                          --------  --------     --------   --------
SUMMARY OF OPERATIONS

Interest income:
   Loans                  $ 14,353  $ 9,831      $ 48,604   $ 35,184
   Investment securities:
    Taxable income           1,150      778         3,689      3,369
    Non-taxable income         434      424         1,677      1,727
   Other                       269       40           445        156
                          -------- --------     ---------   --------
      Total interest
       income               16,206   11,073        54,415     40,436
Interest expense             6,465    3,486        20,050     12,402
                          -------- --------     ---------   --------
Net interest income          9,741    7,587        34,365     28,034
Provision for loan losses    1,162      520         2,842      4,030
                          -------- --------     ---------   --------
Net interest income after
 provision for loan losses   8,579    7,067        31,523     24,004
Noninterest income           3,838    3,487        14,926     13,673
Noninterest expense          8,200    7,520        31,678     28,755
                          -------- --------     ---------   --------
Income before income taxes   4,217    3,034        14,771      8,922
Income taxes                 1,417      788         4,834      2,324
                          -------- --------     ---------   --------
Net income                 $ 2,800  $ 2,246      $  9,937    $ 6,598
                          ======== ========     =========   ========
Per share data:

 Net income:

     Basic                   $ .46  $   .40         $ 1.73   $ 1.17
     Diluted                   .45      .39           1.69     1.13

 Cash dividends declared       .17      .15            .62      .60


                               December 31,
                             ---------------
                              2005      2004
                           ---------- ---------
BALANCE SHEET INFORMATION

   Total assets            $1,102,085  $862,891
   Cash and due from banks     22,389    19,109
   Investment securities      159,806   125,143
   Loans                      812,666   664,754
   Other earning assets        22,490     1,400
   Goodwill and core deposit
     intangible                32,707    16,465
   Deposits                   841,609   659,544
   Other interest-bearing
     liabilities              146,567   113,647
   Shareholders' equity       102,315    82,147

   Per share data:
     Book value             $   16.06  $  14.66
     Closing market price       19.00     19.14

NOTE: The amounts as reported are subject to year-end audit.


     FNB Corp. is the holding company for First National Bank and Trust Company, Alamance Bank and Dover Mortgage Company. Alamance Bank was acquired effective November 4, 2005 under a merger transaction for the acquisition of United Financial, Inc., accounted for as a purchase business combination. Prior period financial information has not been restated.
     FNB Corp. stock is traded on the Nasdaq National Market under the symbol "FNBN". Market makers are Scott & Stringfellow, Morgan Keegan & Company, Howe Barnes Investments, Smith Barney, Fig Partners, Ferris Baker Watts, Keefe, Bruyette & Woods, Sandler O'Neill & Partners, Knight Securities, UBS Securities, Stern Agee and Leach and Ryan Beck & Company


    CONTACT: FNB Corp.
             Jerry A. Little, 336-626-8300